AMENDMENT NO. 1 TO

SECOND AMENDED AND RESTATED AGREEMENT

AND CONSENT TO ASSIGNMENT

This Amendment No. 1 (“Amendment No. 1”), is made and effective as of July 2, 2013 (the “Amendment Effective Date”), changing and amending that certain Second Amended and Restated Agreement and Consent to Assignment (the “Agreement”), dated as of September 28, 2011, by and among QVC, Inc. (“QVC”), on the one hand, and IM Brands, LLC (“Company”), IM Ready Made, LLC, Xcel Brands, Inc., and Isaac Mizrahi, on the other hand. Capitalized terms not defined in this Amendment No. 1 shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Parties wish to modify and amend the Agreement as provided below.

NOW, THEREFORE, for good and valuable consideration, including in consideration of their mutual promises set forth herein, and with the intent to be legally bound hereby, the Parties hereto agree to the following:

1. New Paragraph 12. The following is added as new Paragraph 12 to the Agreement:

Notwithstanding anything contained in this Agreement to the contrary, but providing that Company is not otherwise in breach of this Agreement, and for so long as QVC holds the License granted to it in Paragraph 1 above of this Agreement and subject to the terms set forth in this Paragraph 12, Company may license, sell, market, consign or otherwise distribute for sale, for a period of time not to exceed two (2) years from December 31, 2013 unless otherwise extended pursuant to this Paragraph 12 (the “Third Party License Period”) any products (including, without limitation, any of the Products) bearing and/or marketed in connection with or otherwise associated with the Company’s trademarks and brands (collectively, the “Third Party License Products” for purposes of this Paragraph 12) for promotion, marketing, sale and distribution (collectively, “Distribute” or “Distribution”) by or through Direct Response Television Programs produced by (A) TVSN Channel PTY Ltd (“TVSN”), CJ Corporation (“CJO”) and its subsidiaries engaged solely in the transmission of, or the distribution of goods and products by and through Direct Response Television Programs within the geographic boundaries permitted by this Paragraph 12 and/or The Shopping Channel (“TSC”), a division of Rogers Broadcasting Ltd. and its affiliates engaged soley in the transmission of, or the distribution of goods and products by and through Direct Response Television Programs within the geographic boundaries permitted by this Paragraph 12; and (B) such other non-QVC entity (or affiliate thereof) whose primary means of deriving revenue is the transmission of Direct Response Television Programs outside of the *** provided, in any event, that QVC grants prior written consent to do so by an officer of QVC at the level of Executive Vice President or higher (which permission may be withheld for any reason or for no reason at all at the sole and unfettered discretion of QVC). TVSN, CJO, TSC and any and all entities (or affiliates thereof) for which QVC grants consent pursuant to this Paragraph 12 shall each be deemed an “Approved DRT Entity” and collectively, the “Approved DRT Entities” for purposes of the Agreement.

***Redacted.

Notwithstanding anything contained in this Agreement to the contrary, the following restrictions (in addition to any other conditions set forth in this Paragraph 12) shall apply to the Distribution of any and all Third Party License Products by Approved DRT Entities during the Third Party License Period (collectively, the “Distribution Restrictions”):

(A)          TVSN shall not Distribute any Third Party License Products to any person or entity (including, without limitation, any Retail Customer as defined below) outside the geographic borders of the Commonwealth of Australia;

(B)          CJO shall not Distribute any Third Party License Products to any person or entity (including, without limitation, any Retail Customer) outside the geographic borders of the Republic of Korea;

(C)          TSC shall not Distribute any Third Party License Products to any person or entity (including, without limitation, any Retail Customer) outside the geographic borders of Canada;

(D)          No Approved DRT Entity shall Distribute any Third Party License Products to any person or entity (including, without limitation, any Retail Customer) outside the geographic borders of the country in which its principal place of business is located; and

(E)          No Approved DRT Entity, including, without limitation, TVSN, CJO and TSC, shall Distribute any Third Party License Product by or through a Brick and Mortar Retailer (excluding any and all liquidation sales to third party liquidators of goods and products that have been Promoted on at least one (1) occasion by the applicable Approved DRT Entity by or through its Direct Response Television Programs).

Any and all agreements by and between Company and each and every Approved DRT Entity, including, without limitation, TVSN, CJO and TSC, shall provide that any and all licensing for the Distribution of Third Party License Products (and any sublicensing with respect to use of the Designs as defined below) shall terminate upon the violation of the Distribution Restrictions set forth above.

The Third Party License Period shall expire (if not terminated earlier pursuant to the provisions of this Paragraph 12) at 12:00 a.m. (prevailing Eastern Time) on January 1, 2016, provided, however, that QVC may consent (which consent may be withheld for any reason or for no reason at all at the sole and unfettered discretion of QVC) to one or more extensions of the Third Party License Period each for a period of time of no less than ninety (90) days and no more than one (1) year. No extension of the Third Party License Period shall be valid or enforceable unless set forth in a writing executed by an officer of QVC at the level of Executive Vice President or higher. Absent an extension or extensions of the Third Party License Period by QVC pursuant to this Paragraph 12, and for so long as QVC holds the License granted to it in Paragraph 1 above of this Agreement, Company may not grant any license of any kind for the Distribution of Third Party License Products for any period of time after the expiration or termination of the Third Party License Period, provided that upon the termination of the Third Party License Period, any previously approved DRT entities may sell off their then-existing inventory (or inventory already in production at their suppliers) for a period not to exceed ninety (90) days therefrom.

Company shall pay QVC a royalty equal to *** of the Brick and Mortar Net Revenues (the “DRT Entity Royalties”) earned and received by Company from such sales of the above described products (including, without limitation, any of the Products), directly or indirectly, to any Approved DRT Company and/or for Distribution by or through Direct Response Television Programs produced by any such Approved DRT Entity. In the event that either Company or any Approved DRT Entity, directly or indirectly, purchases or otherwise acquires, or causes a third party to purchase or otherwise acquire on behalf of Company or any Approved DRT Entity, any Third Party License Products from a vendor, distributor or supplier to QVC of the Products, which vendor, distributor, or supplier utilizes technical specifications provided by QVC to produce the Third Party License Products (each a “QVC Direct Supplier”), Company shall pay QVC a sourcing fee in an amount equal to *** of the gross purchase or acquisition price of such Third Party License Products (the “Sourcing Fee”) purchased from such QVC Direct Suppliers. Within thirty (30) days after the end of each calendar quarter, Company shall send to QVC a statement of the total purchases by Approved DRT Entities from QVC Direct Suppliers and the Third Party Sourcing Fee due and owing to QVC pursuant to this Paragraph 12, and shall remit to QVC payment of such Sourcing Fee due and owing to QVC.

The DRT Entity Royalties shall be paid to QVC in the same manner, and subject to the same obligations by Company, as set forth in Agreement, as with respect to the Third Participating Royalty Payments, provided, however, the DRT Entity Royalties shall be due and payable to QVC regardless of any right on the part of Assignor to any monies (or money’s worth), credits or offsets on account of the First Participating Royalty Payments and/or the Second Participating Royalty Payments.

The DRT Entity Royalties and the Sourcing Fee shall be paid to QVC in United States Dollars. Notwithstanding anything contained herein to the contrary, and for purposes of calculating the DRT Entity Royalties due for each calendar quarter on account of any Brick and Mortar Net Revenues, such Brick and Mortar Net Revenues, as well as the Sourcing Fee, shall be converted from the respective legal currency for each applicable country or territory to United States Dollars at a conversion rate equal to the average conversion rate for the United States Dollar to such currency during the applicable calendar quarter as reflected on Reuters.

***Redacted.

For purposes of this Paragraph 12 only, Distribution of products (including, without limitation, any of the Products) bearing and/or marketed in connection with or otherwise associated with the Company’s trademarks and brands by and through Direct Response Television Programs shall be deemed to include Distribution (A) by and through an internet site and/or mobile application operated and maintained by an Approved DRT Entity; and/or (B) by and through an Approved DRT Entity’s social media platform.

In addition to, and not in lieu of, any other license that may be granted to Company under the Agreement, QVC grants Company a limited sublicense (the “Limited Sublicense”) for use of the Designs as follows: Company may further grant a sublicense to any and all Approved DRT Entities to have Third Party License Products manufactured using the Designs solely for Distribution by such Approved DRT Entities to end users for personal use and not for re-sale (“Retail Customers”) by or through Direct Response Television Programs produced by such Approved DRT Entities. The Limited Sublicense is granted to Company for a period of time commencing as of the Amendment Effective Date and expiring (if not terminated earlier pursuant to the terms of this Paragraph 12) at 12:00 a.m. (prevailing Eastern Time) on January 1, 2016 (the “Limited Sublicense Period”), provided, however, that QVC may consent (which consent may be withheld for any reason or for no reason at all at the sole and unfettered discretion of QVC to one or more extensions of the Limited Sublicense Period each for a period of time no less than ninety (90) days and no more than one (1) year.

No extension of the Limited Sublicense Period shall be valid or enforceable unless set forth in a writing executed by an officer of QVC at the level of Executive Vice President or higher. Absent an extension or extensions of the Limited Sublicense Period by QVC pursuant to this Paragraph 12, Company may not grant any sublicense of any kind (including, without limitation, the Limited Sublicense) to or for use of the Designs to any Approved DRT Entity for any period of time after the Limited Sublicense Period, provided that upon the termination of the Limited Sublicense Period, any previously approved DRT entities may utilize the Designs to sell off their then-existing inventory (or inventory already in production at their suppliers) for a period not to exceed ninety (90) days therefrom.

Notwithstanding anything contained in this Paragraph 12 to the contrary, QVC may revoke any and all licenses granted to Company in connection with the Third Party License Products, including, without limitation, the Limited Sublicense, upon seven (7) Business Days notice to Company upon the occurrence of any of the following: (a) a material breach by Company of the Agreement (including, but not limited to, a breach arising from the failure, for any reason, to remit any DRT Entity Royalties to QVC when due and owing and such failure continues for ten (10) Business Days; (b) any Approved DRT Entity, directly or indirectly, engages (or causes a third party to engage) in the Distribution of goods and product using the Designs in the *** and/or in any country or territory where QVC has not granted prior written consent by an officer of QVC at the level of Executive Vice President or higher for such Distribution; (c) any Approved DRT Entity violates the Distribution Restrictions and/or (d) any Approved DRT Entity engages in the Distribution of any goods and products (including, without limitation, the Products) using the Designs other than to Retail Customers by or through the Direct Response Television Programs produced by such Approved DRT Entity (excluding any and all liquidation sales to third party liquidators of goods and products that have been Promoted on at least one (1) occasion by the applicable Approved DRT Entity by or through its Direct Response Television Programs).

***Redacted.

2.          Non-Compete. Subject to, and strictly conditioned upon, Company’s compliance with the terms and conditions of the Agreement, including, but not limited to, those provisions set forth in new Paragraph 12 of this Agreement (as set forth in this Amendment No. 1), Company’s licensing, sale, marketing and/or distribution of goods and products (including, without limitation, the Products) bearing and/or marketed in connection with or otherwise associated with the Company’s trademarks and brands for Distribution by or through Direct Response Television Programs produced by an Approved DRT Entity shall not be a breach of Paragraph 5 of the Agreement.

3.          Extension of License Period. Notwithstanding anything contained in Paragraph 3(a) of the Agreement to the contrary, and unless terminated earlier as a result of a material breach thereof by either Company or QVC as set forth in Paragraph 3(a), the License Period of the Agreement shall be renewed automatically at the time of its expiration at 12:00 a.m (prevailing Eastern Time) on October 1, 2015 for an additional period of five (5) years. Such renewal term of the License Period shall expire at 12:00 a.m (prevailing Eastern Time) on October 1, 2020, and may be terminated prior to such date and time only as a result of a material breach of the Agreement by either Company or QVC and then only in accordance with the provisions of Paragraph 3(a) of the Agreement. Except as expressly set forth herein, the provisions of Paragraph 3(a) of the Agreement are unmodified and remain in full force and effect.

4.          Effect Upon Agreement. Except as expressly set forth in this Amendment No. 1, the Agreement is unmodified and remains in full force and effect. The choice of law and forum selection provisions of the Agreement shall apply to this Amendment No. 1. This Amendment No. 1 supersedes all prior communications between the Parties regarding the subject matter hereof and constitutes the entire understanding between the Parties with respect to the matters set forth herein.

5.          Consent. Execution of this Amendment by QVC shall constitute consent by QVC for TVSN, CJO and TSC as Approved DRT Entities within the meaning and the scope of new Paragraph 12 of the Agreement and subject to the terms and conditions thereof.

6.          Execution. This Amendment No. 1 may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. This Amendment No. 1 may be executed and delivered via electronic or telefacsimile transmission with the same force and effect as if it were executed and delivered by the Parties simultaneously in the presence of one another.

IN WITNESS WHEREOF, the Parties, with the intent to be legally bound hereby, have caused their duly authorized representatives to execute this Amendment No. 1 to the Second Amended and Restated Agreement and Consent to Assignment as of the Effective Date.

QVC, INC.

By:	/s/ Douglas Howe
Name:	Douglas Howe
Title:	EVP

IM BRANDS, LLC

By:	/s/ Robert D’Loren
Name:	Robert D’Loren
Title:	CEO

IM READY MADE, LLC

By:	/s/ Marisa Gardini
Name:	Marisa Gardini
Title:	Member

XCEL BRANDS, INC.

By:	/s/ Robert D’Loren
Name:	Robert D’Loren
Title:	CEO